UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                                FORM 12b-25

                     NOTIFICATION OF LATE FILING

(Check One):  X Form 10-K     Form 20-F    Form 11-K    Form 10-Q   Form N-SAR

            For Period Ended:  December 31, 1994

          [X] Transition Report on Form 10-K
          [ ] Transition Report on Form 20-F
          [ ] Transition Report on Form 11-K
          [ ] Transition Report on Form 10-Q
          [ ] Transition Report on Form N-SAR
          For the Transition Period Ended: ____________________

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  | Nothing in this form shall be contstrued to imply that the Commission  |
  | has verified any information contained herein.                         |
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notifcation relates:


Audited Financials of 401K Foundations Retirement Plan
________________________________________________________________________



PART I - REGISTRANT INFORMATION

CERNER CORPORATION
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Full Name of Registrant


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Former Name if Applicable

2800 ROCKCREEK PARKWAY, SUITE 601
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Address of Principal Executive Office (Street and Number)

Kansas City, Missouri 64117
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City, State and Zip Code



PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       (a)  The reasons described inreasonable detail in PART III of this form could not be eliminated without unreasonable effort or expense;
       (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof,
 ---        will be filed on or before the fifteenth calendar day following
| X |       the prescribed due date; or the subject quarterly report of
 ---        transition report on Form 10-Q, or portion thereof willb e filed on or before the fifth calendar day following the prescribed due date; and
       (c)  The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.



PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Unable to obtain all documentation required for this filing in time to meet filing deadline.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

       CINDI MAUST                        816           221-1024
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            (Name)                       (Area Code)   (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
    filed?  If answer is no, identify report(s).        X Yes     No


(3) Is it anticipated that any significant change in results of operation from the corresponding period for the last fiscal year will be reflected by the earnings statements to be includeed in the subject report of
    portion thereof?                                      Yes   X No

    If so, attach an explanation of the anticipated change, both narratively and quantitively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

______________________________________________________________________________

                             CERNER CORPORATION
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                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereto duly authorized.

Date:  July 3, 1995                     By /s/Maureen M. Evans
     -------------------------------       ---------------------------------
                                     Title    Treasurer
                                           ---------------------------------

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representa-tive's authority to sign on behalf of the registrant shall be filed with the form.

_______________________________ATTENTION__________________________________
| Intentional misstatements or omissions of fact constitue Federal Crime  |
| Violations (See 18 U.S.C. 1001).                                        |
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